ISSUER FREE WRITING PROSPECTUS
(SUPPLEMENTING FINAL PROSPECTUS ISSUED AUGUST 6, 2012)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-182805

Registrar and Transfer Company

10 Commerce Drive, Cranford,  New Jersey 07016-3572
www.rtco.com

August 24, 2012

Dear Hampton Roads Bankshares, Inc. shareholder:

You recently received a Rights Certificate reflecting one Right for each share of Common Stock held as of May 31, 2012. Due to a calculation error, you received one (1) less Right than you were entitled to receive. Enclosed is a Rights Certificate reflecting the additional Right. The terms of the rights offering remain the same as previously disclosed. All tenders must be received by Registrar and Transfer Company by 5:00 p.m., New York City Time, September 5, 2012.

We apologize for any inconvenience this may have caused.

If you should have any additional questions please feel free to contact our Investor Relations at (800) 368-5948.

Sincerely,

Registrar and Transfer Company

Hampton Roads Bankshares, Inc. (the “Company”) has filed a registration statement (including a prospectus) with  the  Securities and Exchange Commission, or the SEC, for the rights offering.  The registration statement became  effective on August 3, 2012.  A  filed  copy  of the prospectus may be found at the following web address: http://www.sec.gov/Archives/edgar/data/1143155/000119312512336312/0001193125-12-336312-index.htm. In addition, a subsequently filed supplement to the prospectus may be found at the following web address: http://www.sec.gov/Archives/edgar/data/1143155/000119312512341117/d392730d424b3.htm.

Before you invest, you should read the registration statement, including the prospectus, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the issuer and the rights offering. You may get these documents for free by visiting EDGAR on the SEC Web site at  www.sec.gov or by following the links above.  Alternatively, the Company will arrange to send you the prospectus and prospectus supplement if you request them by contacting Registrar and Transfer Company, the Company’s subscription and information agent, at 1-800-368-5948 or via email at info@rtco.com. All sales made in the rights offering are made pursuant to the registration statement, prospectus and prospectus supplement referenced above.

Securities Transfer Services Since 1899